SPORTMART, INC.

                                 1996 RESTRICTED STOCK PLAN

                                 (as amended and restated)

                                      SPORTMART, INC.
                                 1996 RESTRICTED STOCK PLAN
                                 (as amended and restated)

                                     TABLE OF CONTENTS

                                                                           PAGE


ARTICLE I               ESTABLISHMENT . . . . . . . . . . . . . . . . . . . .1

        1.1   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II              DEFINITIONS . . . . . . . . . . . . . . . . . . . . .1

        2.1   "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . .1
        2.2   "Agreement" or "Award Agreement"  . . . . . . . . . . . . . . .1
        2.3   "Award" . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
        2.4   "Board of Directors" or "Board" . . . . . . . . . . . . . . . .1
        2.5   "Cause" . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
        2.6   "Change in Control" . . . . . . . . . . . . . . . . . . . . . .2
        2.7   "Code" or "Internal Revenue Code" . . . . . . . . . . . . . . .2
        2.8   "Commission"  . . . . . . . . . . . . . . . . . . . . . . . . .2
        2.9   "Committee" . . . . . . . . . . . . . . . . . . . . . . . . . .2
        2.10  "Common Stock"  . . . . . . . . . . . . . . . . . . . . . . . .2
        2.11  "Company" . . . . . . . . . . . . . . . . . . . . . . . . . . .2
        2.12  "Disability"  . . . . . . . . . . . . . . . . . . . . . . . . .2
        2.13  "Effective Date"  . . . . . . . . . . . . . . . . . . . . . . .2
        2.14  "Exchange Act"  . . . . . . . . . . . . . . . . . . . . . . . .2
        2.15  "Extraordinary Termination of Employment" . . . . . . . . . . .3
        2.16  "Grant Date"  . . . . . . . . . . . . . . . . . . . . . . . . .3
        2.17  "Non-Employee Director" . . . . . . . . . . . . . . . . . . . .3
        2.18  "Participant" . . . . . . . . . . . . . . . . . . . . . . . . .3
        2.19  "Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        2.20  "Representative"  . . . . . . . . . . . . . . . . . . . . . . .3
        2.21  "Restricted Stock"  . . . . . . . . . . . . . . . . . . . . . .3
        2.22  "Retirement"  . . . . . . . . . . . . . . . . . . . . . . . . .3
        2.23  "Rule 16b-3 and "Rule 16a-1(c)(3)"  . . . . . . . . . . . . . .3
        2.24  "Securities Act"  . . . . . . . . . . . . . . . . . . . . . . .3
        2.25  "Termination of Employment" . . . . . . . . . . . . . . . . . .4

ARTICLE III             ADMINISTRATION  . . . . . . . . . . . . . . . . . . .4

        3.1   Committee Structure and Authority . . . . . . . . . . . . . . .4

ARTICLE IV              STOCK SUBJECT TO PLAN . . . . . . . . . . . . . . . .6

        4.1   Number of Shares  . . . . . . . . . . . . . . . . . . . . . . .6
        4.2   Release of Shares . . . . . . . . . . . . . . . . . . . . . . .6
        4.3   Restrictions on Shares  . . . . . . . . . . . . . . . . . . . .6
        4.4   Stockholder Rights  . . . . . . . . . . . . . . . . . . . . . .7
        4.5   Best Efforts To Register  . . . . . . . . . . . . . . . . . . .7
        4.6   Anti-Dilution . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE V               ELIGIBILITY . . . . . . . . . . . . . . . . . . . . .8

        5.1   Eligibility . . . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE VI              RESTRICTED STOCK  . . . . . . . . . . . . . . . . . .8

        6.1   General . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
        6.2   Awards and Certificates . . . . . . . . . . . . . . . . . . . .8
        6.3   Terms and Conditions  . . . . . . . . . . . . . . . . . . . . .9
        6.4   Transfer of Shares  . . . . . . . . . . . . . . . . . . . . . 10
        6.5   Limited Transfer During Offering . . . . . . . . . . . . . . .10
        6.6   Committee Discretion  . . . . . . . . . . . . . . . . . . . . 10

ARTICLE VII             CHANGE IN CONTROL PROVISIONS  . . . . . . . . . . . 10

        7.1   Impact of Event . . . . . . . . . . . . . . . . . . . . . . . 10
        7.2   Definition of Change in Control . . . . . . . . . . . . . . . 11
        7.3   Definition of Good Reason . . . . . . . . . . . . . . . . . . 13

ARTICLE VIII            MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 13

        8.1   Amendments and Termination  . . . . . . . . . . . . . . . . . 13
        8.2   Status of Awards Under Code Section 162(m)  . . . . . . . . . 13
        8.3   General Provisions  . . . . . . . . . . . . . . . . . . . . . 14
        8.4   Mitigation of Excise Tax  . . . . . . . . . . . . . . . . . . 15
        8.5   Rights with Respect to Continuance of Employment  . . . . . . 15
        8.6   Awards in Substitution for Awards Granted by
              Other Corporations . . . . . . . . . . . . . . . . . . . . . .15
        8.7   Procedure for Adoption  . . . . . . . . . . . . . . . . . . . 16
        8.8   Procedure for Withdrawal  . . . . . . . . . . . . . . . . . . 16
        8.9   Delay . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
        8.10  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
        8.11  Severability  . . . . . . . . . . . . . . . . . . . . . . . . 16
        8.12  Successors and Assigns  . . . . . . . . . . . . . . . . . . . 16
        8.13  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . 17

                                      SPORTMART, INC.

                                 1996 RESTRICTED STOCK PLAN
                                 (as amended and restated)

                                         ARTICLE I

                                       ESTABLISHMENT
      1.1   Purpose.

      The Sportmart, Inc. 1996 Restricted Stock Plan ("Plan") is hereby amended and restated by Sportmart, Inc. ("Company"). The purpose of this Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in this Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving long-term growth in shareholder equity. This Plan and the grant of awards hereunder are expressly conditioned upon the Plan's approval by the security holders of the Company to the extent determined by the Committee prior to the first annual meeting to occur after July 1,1996. If such approval is sought but not obtained, then this Plan and all Awards hereunder shall be null and void ab initio. This Plan is amended and restated effective as of July 1, 1996.

                                         ARTICLE II

                                        DEFINITIONS

      For purposes of this Plan, the following terms are defined as set forth below:

      2.1 "Affiliate" means any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

      2.2 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to this Plan pursuant to which an Award is granted to a Participant.

      2.3   "Award" means a grant of Restricted Stock.

      2.4 "Board of Directors" or "Board" means the Board of Directors of the Company.

      2.5 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the employment of the Participant pursuant to the written agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause," then "cause" shall mean,(a) any act or failure to act deemed to constitute cause under the Company's established practices, policies or guidelines applicable to the Participant or
(b) the Participant's act or omission to act constituting gross misconduct with respect to the Company or an Affiliate in any material respect.

      2.6   "Change in Control" has the meaning set forth in Section 7.2.

      2.7 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, final Treasury Regulations thereunder and any subsequent Internal Revenue Code.

      2.8 "Commission" means the Securities and Exchange Commission or any successor agency.

      2.9 "Committee" means the person or persons appointed by the Board of Directors to administer this Plan, as further described herein.

      2.10 "Common Stock" means either the shares of (a) the Voting Common Stock, $.01 par value per share or (b) the Class A Common Stock, $.01 par value per share, whichever the Committee determines, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of this Plan.

      2.11 "Company" means Sportmart Inc.,a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities all or substantially all of the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

      2.12 "Disability" means a mental or physical illness that entitles the Participant to receive benefits under the long term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

      2.13  "Effective Date" means July 1, 1996.

      2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      2.15 "Extraordinary Termination of Employment" means the Termination of Employment of the Participant due to death, Disability or Retirement.

      2.16 "Grant Date" means the date that as of which an Award is granted pursuant to this Plan.

      2.17 "Non-Employee Director" shall have the meaning set forth in Rule 16b-3, and shall mean a person who is also an "outside director" under Section 162(m) of the Code.

      2.18 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under this Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term "Participant" shall mean such Representative. The term shall also include a trust for the benefit of the Participant, a partnership the interest of which we held by or for the benefit of the Participant, the Participant's parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee and not resulting in liability under Rule 16b-3. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the employee.

      2.19 "Plan" means this Sportmart Inc.1996 Stock Restricted Plan, as amended and restated, and as the same may be amended from time to time.

      2.20 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; or
(d) any person to whom an Award has been transferred with the permission of the Committee or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

      2.21 "Restricted Stock" means shares of Common Stock granted pursuant to Article VI.

      2.22 "Retirement" means the Participant's Termination of Employment after attaining either the normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or an Affiliate, if the Participant is covered by such plan, and if the Participant is not covered by such a plan, then age 65, or age 55 with the accrual of at least 20 years of service.

      2.23 "Rule 16b-3 and "Rule 16a-1(c)(3)" means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under
Section 16 of the Exchange Act.

      2.24 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      2.25 "Termination of Employment" means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer, independent contractor, director or employee of the Company or of any Affiliate, or to be an officer, independent contractor, director or employee of any entity that provides services to the Company or an Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or an

Affiliate, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of this Plan. A transfer of employment from the Company to an Affiliate, or from an Affiliate to the Company, shall not be a Termination of Employment, unless expressly determined by the Committee. A Termination of Employment shall occur to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

      In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

                                        ARTICLE III

                                       ADMINISTRATION

      3.1 Committee Structure and Authority. This Plan shall be administered by the Committee which shall be comprised of one or more persons. The Committee shall be the Compensation Committee of the Board of Directors, unless such committee does not exist or the Board establishes a committee whose purpose is the administration of this Plan. In the absence of an appointment, the Board or the portion thereof that are Non-Employee Directors (if determined relevant by the Board) shall be the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. If determined applicable by the Board, the Committee shall be comprised of such number of Non-Employee Directors as is required for application of Rule 16b-3 and the deduction of compensation under Section 162(m) of the Code. A member of the Committee shall not exercise any discretion respecting himself or herself under this Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

        Among other things, the Committee shall have the authority, subject to the terms of this Plan:

        (a) to select those persons to whom Awards may be granted from time to time;

        (b) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

        (c) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, any restriction or limitation and any acceleration or forfeiture waiver regarding any shares of Common Stock);

        (d) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 8.1;

        (e) to determine under what circumstances an Award may be settled in cash or Common Stock.

        (f) to provide for the forms of Agreement to be utilized in connection with this Plan;

        (g) to determine whether a Participant has a Disability or a Retirement;

        (h) to determine what securities law requirements are applicable to this Plan, Awards, and the issuance of shares of Common Stock and to require of a Participant that appropriate action be taken with respect to such requirements;

        (i) to cancel, as provided in this Plan or an Agreement, outstanding Awards;

        (j) to interpret and make a final determination with respect to the remaining number of shares of Common Stock available under this Plan;

        (k) to require as a condition of the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

        (l) to determine whether and with what effect an individual has incurred a Termination of Employment;

        (m) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and,if so,the terms and conditions on which such Common Stock is to be purchased;

        (n) to determine the restrictions or limitations on the transfer of Common Stock;

        (o) to determine whether an Award is to be adjusted, modified or purchased, under this Plan or the terms of an Agreement;

        (p) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan; and

        (q) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

      The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Agreement) and to otherwise supervise the administration of this Plan. The Committee's policies and procedures may differ with respect to Awards granted at different times or to different Participants.

      Any determination made by the Committee pursuant to the provisions of this Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of this Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of this Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

                                        ARTICLE IV

                                   STOCK SUBJECT TO PLAN

      4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under this Plan shall be 400,000 shares of Common Stock authorized for issuance on the Effective Date. The Committee in its discretion may determine whether an Award will be Voting Common Stock or Class A Common Stock, or a combination for purposes of an Award. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

      4.2 Release of Shares. The Committee shall have full authority to determine the number of shares of Common Stock available for Award, and in its discretion may include (without limitation) as available for distribution any shares of Common Stock that have ceased to be subject to an Award, any shares of Common Stock subject to any Award that are forfeited, any Award that otherwise terminates without issuance of shares of Common Stock being made to the Participant, or any shares (whether or not restricted) of Common Stock that are received by the Company, including any shares received in satisfaction of a tax withholding obligation. If any shares could not again be available for Awards to a particular Participant under any applicable law, such shares shall be available exclusively for Awards to Participants who are not subject to such limitations.

      4.3 Restrictions on Shares. Shares of Common Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction with respect to an Award. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

      4.4 Stockholder Rights. No person shall have any rights of a stock-holder as to shares of Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company's official stockholder records, except as provided herein or in an Agreement.

      4.5 Best Efforts To Register. The Company will use its best efforts to register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon as such forms are available for registration to the Company for this purpose. The Company will use its best efforts to cause the registration statement to become effective as soon as possible and will file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earlier of (a) the date the Company is no longer a reporting company under the Exchange Act and (b) the date all Participants have disposed of all shares delivered pursuant to any Award. The Company may delay the foregoing obligation if the Committee reasonably determines that any such registration would materially and adversely affect the Company's interests or if there is no material benefit to Participants.

      4.6 Anti-Dilution. In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company share offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee may adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under this Plan, the number and class of shares of Common Stock covered by outstanding Awards, and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that the Committee may limit any such adjustment so as to maintain the deductibility of the Awards under
Section 162(m) of the Code, and that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Committee.

                                         ARTICLE V

                                        ELIGIBILITY

      5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in this Plan and be granted Awards shall be those persons who are officers, employees or consultants of the Company or any subsidiary of the Company, who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its subsidiaries. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the person's contributions to the Company and its subsidiaries, the value of the individual's service to the Company and its subsidiaries and such other factors deemed relevant by the Committee. The Committee may designate any person who is not eligible to participate in this Plan if such person would otherwise be eligible to participate in this Plan.

                                         ARTICLE VI

                                      RESTRICTED STOCK

      6.1 General. The Committee shall have authority to grant Restricted Stock under this Plan at any time or from time to time. The Committee shall determine the persons to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares of Restricted Shares to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Award. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Committee may condition the grant of Restricted Stock upon the Participant's completing a period of service or attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or department of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria as the Committee shall determine. The provisions of Awards need not be the same with respect to any Participant.


      6.2   Awards and Certificates.  Restricted Stock granted under the
Plan may be evidenced in such manner as the Committee shall determine. Each Participant receiving an Award of Restricted Stock may be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

      6.3 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

            (a) Limitations on Transferability. The purchase price for shares of Restricted Stock shall be set by the Committee and may be zero. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Grant Date or thereafter. Subject to the provisions of this Plan and the Agreement, during a period set by the Committee, commencing with the Grant Date (the "Restriction Period"), the Participant shall not be permitted to sell, convey, gift, assign, margin, transfer, pledge, encumber, hypothecate, alienate or otherwise dispose of any interest in shares of Restricted Stock; provided, however, to the extent that the Company would not be entitled to deduct the Award under Section 162(m) of the Code, the Restriction Period (and any restrictions regarding the Restricted Stock) shall be extended to the extent and until the Award would be deductible under Section 162(m) of the Code.

            (b)   Rights.   Except to the extent restricted under the terms of
      the Plan and any Award Agreement, and except as provided in Section 6.3(a), the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of Common Stock, including, if applicable, the right to vote the shares and the right to receive any dividends. Unless otherwise determined by the Committee and subject to this Plan, dividends on Common Stock shall be automatically reinvested in additional shares of Restricted Stock.

            (c) Criteria. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

            (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs an Extraordinary Termination of Employment during the Restriction Period, the restrictions shall lapse and the Participant shall be fully vested in the Restricted Stock. Except to the extent otherwise provided in the applicable Agreement and this Plan, upon a Participant's Termination of Employment for any reason during the Restriction Period other than an Extraordinary Termination of Employment, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's shares of Restricted Stock.

            (e) Delivery. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the Participant.

            (f) Election. A Participant may elect to further defer receipt of the Restricted Stock for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made one (1) year prior to completion of the Restriction Period.

      6.4 Transfer of Shares. Unless otherwise provided in an Agreement, a Participant may at any time make a transfer of shares of Common Stock received pursuant to the exercise of an Award to his parents, spouse or descendants, to any trust for the benefit of the foregoing or to a partnership the interests of which are for the foregoing persons or to a custodian under a uniform gifts to minors act or similar statute for the benefit of any of the Participant's descendants. Any transfer of shares received pursuant to the exercise of an Award shall not be permitted or valid unless and until the transferee agrees to be bound by the provisions of this Plan, and any provision respecting
Common Stock under the Agreement, provided that "Termination of Employment" shall continue to refer to the Termination of Employment of the employee.

      6.5 Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly pursuant to an Award.

      6.6 Committee Discretion. The Committee may in its sole discretion include in any Agreement an obligation that the Company purchase a Participant's shares of Common Stock received upon the exercise of an Award, or may obligate a Participant to sell shares of Common Stock to the Company upon such terms and conditions as the Committee may determine and set forth in an Agreement.

                                        ARTICLE VII

                                CHANGE IN CONTROL PROVISIONS

      7.1 Impact of Event. Unless otherwise provided in an Agreement, in the event of a Change in Control of the Company (as defined in Section 7.2), if the Participant incurs an involuntary Termination of Employment other than due to Cause, or if the Participant incurs a Termination of Employment due to Good Reason (as defined in Section 7.3), in either case within eighteen (18) months after the date of the Change in Control of the Company, the Restricted Stock of such Participant shall be fully vested, nonforfeitable and transferable. In addition, notwithstanding anything herein to the contrary, in the event of a Change in Control of the Company, the Committee shall have full discretion (regardless of whether the Participant incurs a Termination of Employment) to do any or all of the following with respect to outstanding Restricted Stock:

            (1) to cause any shares of Restricted Stock to be immediately and fully vested, nonforfeitable and transferable;

            (2) to provide that the securities of another entity be substituted hereunder for the Common Stock and to make equitable adjustment with respect thereto; and

            (3) to grant the Participant the right to elect by giving notice during a set period of time from and after a Change in Control to surrender all or some of the Restricted Stock to the Company and to receive cash in an amount equal to the fair market value of the Restricted Stock.

      If any right under the Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for such right under the Plan, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available.

      7.2 Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall mean the happening of any of the following events:

            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

      Exchange Act) of twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the"Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control of the Company: (1) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (2) any acquisition by the Company, (3) any acquisition by any employee benefit play (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (c) of this Section are satisfied; or

            (b) Individuals who, as of the effective date of this Plan, constitute the Board of Directors of the Company (the "Incumbent Board of the Company") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board of the Company shall be considered as though such individual were a member of the Incumbent Board of the Company, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as contemplated by Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

            (c) Approval by the shareholders of the Company of a reorganization (including a plan of reorganization under applicable bankruptcy law), merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than seventy-five percent (75%) of, respectively, the then outstanding share of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board of the Company at the time of the execution of the initial agreement providing for such reorganization, merge or consolidation; or

            (d) Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board of the Company at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

      7.3 Definition of Good Reason. For purposes of this Plan, "Good Reason" means the occurrence of a Change in Control and following which there occurs, without a Participant's prior written consent, within 12 months after a Change in Control of the Company:

            (a) the assignment to the Participant of any material duties inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

            (b) a reduction in the Participant's annual base salary in an amount exceeding 5 percent or, other than changes occasioned by a substitution or modification of general welfare plans that are generally applicable to all employees and do not discriminate against the Participant, a reduction in benefits and other compensation including amounts excluded from annual base salary; or

            (c) the Company's requiring the Participant to be based at any office or location more than 50 miles from the Participant's prior office or location or the Company's requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the date of the Change in Control."

                                       ARTICLE VIII

                                       MISCELLANEOUS

      8.1 Amendments and Termination. The Board or the Committee may amend, waive, alter, discharge, terminate or discontinue the Plan or any Award at any time even with prejudice to the Participant. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available.

      8.2 Status of Awards Under Code Section 162(m). It is the intent of the Company that Awards granted to persons who are "covered "employees within the meaning of Code Section 162(m) shall be fully deductible under Code Section 162(m). Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.


      8.3   General Provisions

            (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

            (b) No Additional Obligation. Nothing contained in this Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

            (c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement provided that any applicable requirements under
      Section 16 of the Exchange Act are satisfied. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

            (d) Reinvestment. The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available for such reinvestment.

            (e) Representation. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

            (f) Controlling Law. This Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State ofDelaware (other than its law respecting choice of law). This Plan shall be construed to comply with all applicable law, and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

            (g) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

            (h) Fail-Safe. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision shall be deemed to be incorporated by reference into the Plan with respect to Participants subject to Section 16.

            (i) Right to Capitalize. The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidation, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        8.4 Mitigation of Excise Tax. Subject to any agreement between the Participant and the Company, if any payment or right accruing to a Participant under this Plan (without the application of this Section 8.4), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.

      8.5 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in this Plan.

      8.6 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under this Plan from time to time in substitution for awards held by employees, directors or service providers of other entities who are about to become officers, directors or employees of the Company or an Affiliate.

      8.7 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt this Plan for the benefit of its employees as of the date specified in the board resolution.

      8.8   Procedure for Withdrawal.   Any Affiliate which has adopted this
Plan may, by resolution of the board of directors of such direct or indirect subsidiary, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of this Plan.

      8.9   Delay.   If at the time a Participant incurs a Termination of
Employment (other than due to Cause) or if at the time of a Change in Control, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under this Plan or an Agreement to the extent necessary to avoid the imposition of liability shall be suspended and delayed during the period the Participant would be subject to such liability, but not more than six (6) months and one (1) day. The Company shall have the right to suspend or delay any time period described in this Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company. The Committee shall have the discretion to suspend the application of the provisions of this Plan required solely to comply with Rule 16b-3 if the Committee shall determine that Rule 16b-3 does not apply to this Plan.

      8.10  Headings.   The headings contained in this Plan are for reference
purposes only and shall not affect the meaning or interpretation of this Plan.

      8.11 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

      8.12 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

      8.13 Entire Agreement. This Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and the Agreement, the terms and conditions of the Agreement shall control.

      Executed as of the 1st day of July, 1996.



                                    SPORTMART INC.



                                    By__________________________________